EXHIBIT 10.14.2

SECOND AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of July 25, 2008, by and between Hercules Technology Growth Capital, Inc. (“Lender”) and NEXX SYSTEMS, INC., a Delaware corporation, and each of its subsidiaries, (hereinafter collectively referred to as the “Borrower”).

Recitals

Borrower and Lender are parties to that certain Loan and Security Agreement dated as of December 19, 2006, as amended from time to time, including that certain First Amendment to Loan and Security Agreement dated as of June 19, 2007 (collectively, the “Agreement”).   The parties desire to amend the Agreement in accordance with the terms of this Amendment.  Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Agreement.

Now, Therefore, the parties agree as follows:

1.   Borrower acknowledges that there are existing and uncured Events of Default arising from Borrower’s failure to comply with Section 7.14 through the date hereof (the “Existing Default”).  Subject to the conditions contained herein and performance by Borrower of all of the terms of the Agreement after the date hereof, Lender waives the Existing Default.  Lender does not waive Borrower’s obligations under such Sections after the date hereof, and Lender does not waive any other failure by Borrower to perform its Obligations under the Loan Documents.  This waiver is not a continuing waiver with respect to any failure to perform any Obligation after the date hereof.

2.   The following definitions in Section 1.1 of the Agreement are hereby added or amended to read as follows:

“Borrowing Base” means the sum of (i) an amount equal to up to 80% of Eligible Accounts, plus (ii) 70% of firm orders for delivery scheduled within 365 days in an amount not to exceed $1,500,000.

“Revolving Maturity Date” means June 30, 2009, provided however, that in the event that Borrower maintains EBITDA greater than one dollar on a cumulative quarterly basis for two consecutive quarters prior to or up to June 30, 2009, the Revolving Maturity Date shall mean December 31, 2009.

“Interest Rate” means (a) for Term Advances: for any day, the greater of (i) the prime rate as reported in The Wall Street Journal (the “Prime Rate”) plus 3.50% or (ii) 11.25%; (b)  for Revolving Advances, the greater of (i) the Prime Rate plus 3% or (ii) 11.25%; or (c) for Nonformula Advances, the greater of (i) the Prime Rate plus 5% or (ii) 14% per annum.

“Nonformula Advances” means the amount by which the outstanding Revolving Advances exceedsthe Borrowing Base, which may be up to $2,500,000 through December 31, 2008, and $0 thereafter.

“Revolving Line” means $5,000,000.

“Term Maturity Date” means March 1, 2010.

3.   Section 2.1(a) is amended to read as follows:

(a)           Revolving Advances. Subject to the terms and conditions of this Agreement, Lender will make Revolving Advances to Borrower in minimum increments of $250,000, through the Revolving Maturity Date.  The aggregate outstanding Revolving Advances may be up to the lesser of (i) the Borrowing Base plus Nonformula Advances and (ii) the Revolving Line.  If the outstanding Revolving Advances exceed the lesser of (i) the then applicable Borrowing Base plus Nonformula Advances or (ii) the Revolving Line at any time, Borrower shall on demand repay to Lender the amount of such excess in cash.  Subject to the terms and conditions of this Agreement including without limitation Section 2.7, Revolving Advances may be repaid and reborrowed at any time through the Revolving Maturity Date, at which time all Revolving Advances shall be immediately due and payable.

4.   Section 2.4 is amended to read as follows:

2.4           Payment.  Borrower will pay interest on each Revolving Advance on the first day of each month, beginning the month after the Advance Date and continuing through the Revolving Maturity Date, at which time the entire principal balance and all accrued but unpaid interest hereunder shall be due and payable, along with an end-of-term payment of $250,000.  Borrower shall repay the aggregate principal balance on the Term Advance that is outstanding on July __, 2008, in 21 equal monthly installments of principal and interest beginning August 1, 2008 and continuing on the first business day of each month thereafter.  The entire principal balance and all accrued but unpaid interest on the Term Advance shall be due and payable on the Term Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.

5.   Section 2.7 is amended to read as follows:

2.7           Prepayment.  Subject to the terms of this Section 2.7, at its option, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued interest, and all interest that would have accrued had the Advances been outstanding through the Revolving Maturity Date, provided that Borrower also pays an end-of-term payment of $250,000 in the event of such prepayment. Borrower shall prepay the outstanding amount of all principal and accrued interest and unpaid interest upon the earlier to occur of a Prepayment Event or within 90 days of the completion of an Initial Public Offering.  Except in the event of an Initial Public Offering in which Lender requires a prepayment (in which event no prepayment premium shall be payable), Borrower shall pay a prepayment premium equal to 3.0% of the amount of the Term Advances if prepayment is made on or before the July 31, 2009, or 1.5% of the Term Advances if prepayment is made on or after August 1, 2009 but before March 1, 2010.  If any Revolving Advances are repaid with the proceeds of any funds lent to Borrower, Borrower shall pay a prepayment premium equal to 3.0% of the amount of the Revolving Advances if prepayment is made on or before the first anniversary of the Closing Date, 1.25% of the amount of the Revolving Advances if prepayment is made after the first anniversary, but on or before the second anniversary of the Closing Date, and 0.5% of the Revolving Advances if prepayment is made after the second anniversary of the Closing Date.  If any part of the incremental $3,000,000 of Revolving Advances is repaid with the proceeds of any funds lent to Borrower by a commercial bank or other business entity (other than by entities which are then stockholders of Borrower), Borrower shall pay a prepayment premium equal to 5.0% of  the entire $3,000,000.  Such prepayment premium shall not apply to any prepayment if Borrower is in default of its obligations under the provisions of the Agreement or this Amendment and Lender has made demand on Borrower to repay the $3,000,000 overadvance.

6.   Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall remain in full force and effect in accordance with its terms.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Lender under the Loan Documents, as in effect prior to the date hereof.

7.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

8.   As a condition to the effectiveness of this Amendment, Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) this Amendment, duly executed by Borrower;

(b) Corporate Resolutions to Borrow;

(c) Amendment to Warrants;

(d) payment of an amendment fee equal to $43,000, plus an amount equal to the Lender Expenses incurred in connection with this Amendment.

In Witness Whereof, the undersigned have executed this Amendment as of the first date above written.

NEXX SYSTEMS, INC.

By: /s/ Stanley Piekos

Title: CFO

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By: /s/ K. Nicholas Martitsh

Title:  Associate General Counsel